SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2006

MedaSorb Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-115444	20-0987069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7311 W. Charleston Blvd., Suite 110B, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 256-6337

MV FUND II, LLC (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - Securities and Trading Markets

Item 3.03 Material Modification of Rights of Security Holders.

On January 30, 2006, the membership unanimously approved a Plan of Conversion that converted the Company from a Limited Liability Company to a C-Corporation as permitted under Chapter 92A of the Nevada Revised Statutes (the “Conversion”). In the Conversion process, which was effective on January 31, 2006, the Company adopted a new set of Articles and Bylaws and the members were issued pro-rata shares of common stock in exchange for their membership interests as agreed under a plan of conversion. In this conversion process, the following events, among others, occurred:

1.	The Company became a C-Corporation under Nevada law.
2.	The Company changed its name to MedaSorb Technologies, Inc.
3.	The Company converted each Interest held by the members into 17,500 shares of common stock and issued the managing member 4,000,000 shares of common stock for its separate interest.

In the process, the resulting entity is considered by Nevada law to be a continuation of the existence of the Limited Liability Company and therefore all right, title and interest to the assets of the Company remains unchanged as does any debts or liabilities. The members’ interests are now governed by the Articles which they unanimously approved, rather than the operating agreement of Company. Additionally, the Company will now be governed by a board of directors, rather than a managing member, which initially consists of the board of directors of the prior managing member.

Section 5 - Corporate Governance and Management

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change of Fiscal Year.

In the Conversion process, which was effective on January 31, 2006, the Company adopted a new set of Articles and Bylaws. The members’ interests are now governed by the Articles which they unanimously approved, rather than the operating agreement of Company. Additionally, the Company will now be governed by a board of directors subject to a new set of Bylaws, rather than a managing member controlled by an operating agreement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

3.1  Articles of Incorporation
3.2  Articles of Conversion
3.3  Plan of Conversion
3.4  Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedaSorb Technologies, Inc.

/s/ Sam Medley
Sam Medley, Chief Executive Officer

Date: February 6, 2006